MANAGING DIRECTOR AGREEMENT

     THIS AGREEMENT is made and entered into as of December 31, 1993, by and between IMMUCOR ITALIA, S.r.l., a corporation organized and existing under the laws of the Republic of Italy, with its registered office in Milan, Italy (the "Company"), and DR. GIOACCHINO DE CHIRICO, currently a resident of 273 Spruce Court, Flemington, NJ, U.S.A. ("Managing Director").

     The quotaholders of the Company have appointed Managing Director to serve as a managing director and the President of the Company, and Managing Director has accepted such appointment. In connection with that appointment, the Company and Managing Director desire to specify certain aspects of his service to the Company, including the compensation Managing Director will receive for his service. Therefore, the parties agree as follows.

     1.   Services Provided.

          1.1. Services. Managing Director shall serve as the Company's President and a managing director, performing such duties as are assigned by the Company's Board of Directors (the "Board").

          1.2. Full Time Performance. In performing his service to the Company, Managing Director shall devote his full professional and business-related time and skills to the business and affairs of the Company.

          1.3. Place of Performance. Managing Director shall be expected to travel as necessary to perform services to the Company, but not to the extent that would require Managing Director to relocate his permanent residence from the Milan, Italy metropolitan area.

          1.4. No Conflicts. Managing Director represents that he is under no contractual restriction that is inconsistent with his execution of this Agreement or the performance of services to the Company. Managing Director has informed the Company that Managing Director is a party to an Employee Secrecy Agreement with Ortho Diagnostic Systems, Inc. ("Ortho") which, among other things, places certain restrictions on Managing Director's use of information about Ortho and its business. The Company will not require or induce Managing Director to use any secret or confidential information concerning Ortho (or material related thereto) in violation of the Ortho Employee Secrecy Agreement.

     2.   Compensation.

          2.1. Base Compensation. In consideration of the services to be rendered by Managing Director, during the time Managing Director serves as the President and a managing director of the Company (the "Appointment Period") the Company shall pay Managing Director ITL One Hundred Thirty-Five Million (135,000,000 Italian Lire) for each year during the Appointment Period, prorated for periods of less than a full year and payable in equal monthly installments, less withholding for any taxes or other charges required under law to be deducted by the Company. Managing Director shall be eligible for any annual merit increases determined by the compensation committee of the Board of Directors of Immucor, Inc., the Company's parent corporation.

          2.2.  Bonus Plan.  In addition, during the
Appointment Period Managing Director shall be entitled to participate in a bonus plan to be adopted by December 31, 1994 by the compensation committee of the Board of Directors of Immucor, Inc. for the managing directors of its European subsidiaries, with the first year covered by the plan to be fiscal year 1995 (June 1, 1994 through May 31, 1995).

     3. Reimbursement of Expenses. The Company shall reimburse Managing Director for all reasonable and ordinary expenses incurred by Managing Director in providing services to the Company, pursuant to reimbursement policies and procedures established by the Board.

     4.   Automobile.  During the Appointment Period the
Company shall provide Managing Director with a 2.5 liter diesel Mercedes automobile.

     5. Vacation. Managing Director shall be entitled to six (6) weeks of paid vacation each year during the Appointment Period (prorated for less than full years), to be taken in accordance with vacation policies established by the Board.

     6.   Noncompetition.

          6.1  Managing Director's Obligations.  During the
Appointment Period, Managing Director shall not directly or indirectly:

               (a)  operate, develop or own any interest in
any Competitive Business (except that Managing Director may own 1% or less of the issued and outstanding capital stock of any corporation whose securities are listed on a national list of over-the-counter securities from time to time published in a newspaper or other general publication); or

               (b)  be a managing director of, be employed
by, consult with or otherwise perform any services for any Competitive Business; or

               (c) solicit any customer, client or supplier of the Company to terminate a relationship with the Company or to become a customer, client or supplier of any Competitive Business; or

               (d)  solicit any employee of the Company to
leave their employment with the Company or recommend to any other corporation, societa a responsibilita limitata or other business entity that it employ or solicit for employment any such employee.

          6.2.  Competitive Business.  For purposes of this
Section 6, "Competitive Business" means any corporation, societa a responsibilita limitata or other business entity which is, or any subsidiaries or other affiliates of which are, engaged in any business or activity of a same or similar type as the Company, which handles or otherwise deals in the same or similar products as the Company, and which operates within Italy.

     7.   Nondisclosure.

          7.1. Managing Director's Obligations. Except as required in the performance by Managing Director of services for the Company, Managing Director shall not at any time during or after the Appointment Period directly or indirectly use or disclose any Restricted Information (defined below). If Managing Director ever ceases to be the President and a managing director of the Company, he shall return to the Company all documents, records, lists, computer programs and records, or other recording media containing Restricted Information, including all copies thereof, then in Managing Director's possession or control.

          7.2. Restricted Information. As used in this Agreement, the term "Restricted Information" shall mean all information about the Company's business disclosed to or learned by Managing Director as a consequence of his service to the Company, including but not limited to information about products, customers, suppliers, lenders, investors, marketing strategies, sales strategies, employee relationships, financial condition or business plans. However, Restricted Information shall not include any information: generally known as of the date of this Agreement in the trade or industry in which such information is used; that through no fault of Managing Director enters the public domain or becomes generally known in the trade or industry in which such information is used; disclosed to Managing Director by a third party who had a right to disclose such information without violating any nondisclosure obligation of the third party; or required to be disclosed by Managing Director under court order or to comply with applicable law (as long as Managing Director gives the Company at least 10 days notice before any such disclosure).

     8. Injunctive Relief for Breach. Managing Director acknowledges and agrees that: as a result of his service to the Company he will greatly expand his business contacts and influence in Italy and elsewhere, and his career will be enhanced thereby; the terms of Sections 6 and 7 are necessary to protect the legitimate interests of the Company; such terms are reasonable and of limited scope and duration; and the Company's remedies at law for the breach of such terms will be inadequate and the Company therefore shall be entitled to injunctive relief for any such breach.

     9. Termination of Appointment. If Managing Director ever ceases to be the President and a managing director of the Company, the Company shall have no further obligation to Managing Director under this Agreement. However, the covenants made by Managing Director in Sections 6 and 7 shall survive such termination.



     10.  Miscellaneous.

          10.1. No Employment. Managing Director is not and shall not become an employee of the Company, and the Company shall have no obligation to Managing Director as if he were an employee; and nothing in this Agreement shall be interpreted to mean otherwise.

          10.2. Persons Bound. This Agreement shall be binding upon Managing Director, and Managing Director may not assign to anyone any of his rights or obligations hereunder. This Agreement shall be binding upon the Company and its successors in interest, including without limitation any entity into which the Company may be merged or that acquires all or substantially all of the Company's assets; and the Company may assign any of its rights or obligations hereunder to any subsidiary or other affiliate.

          10.3. Translations. If a copy of this Agreement is translated into another language, the English language version shall continue to be the version binding on the parties.

          10.4.  Integrated Agreement.  This Agreement
constitutes the entire agreement among the parties hereto with regard to the subject matter hereof.

          10.5. Notices. All notices or other communication hereunder shall be in writing and shall be deemed properly given and effective when received, if sent by FAX, by postage prepaid registered or certified mail (return receipt requested), or by another delivery service that provides evidence of delivery, to the following address or FAX number:

If to Managing Director, to:

273 Spruce Court
Flemington, NJ, U.S.A.
FAX:  (____)  ____ - ______


If to the Company, to:                       With a copy to:

20090 Noverasco Di Opera (MI)                Immucor, Inc.
Via Sporting Mirasole, 4                     3130 Gateway Drive
Milano, Italia                               Norcross, GA 30091
Attention:  Claudio Grossi                   Attention: President
FAX:  39-2-576-00378                         FAX:  (404) 242-8930

or to such other address and FAX number as one party may provide in writing to the other party from time to time.

          10.6.  Waivers.  No waiver of any obligation
hereunder or breach thereof shall be effective unless given in writing by the party to be bound by such waiver. The failure of a party not to require strict performance of any obligation of the other party hereunder, or a delay in enforcing such obligation, shall not be construed as a waiver of such obligation. The waiver of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

          10.7. Amendment and Modification. Any amendment or modification of this Agreement must be in a writing signed by both parties.

          10.8.  Offset.  Any amount owed to Managing
Director hereunder may be offset against any amount Managing
Director may owe the Company, its parent or any other affiliate thereof.

          10.9.  Governing Law.  This Agreement shall be
governed by and construed in accordance with the laws of the Republic of Italy.

          10.10. Arbitration. Any controversy or claim arising under or related to this Agreement shall be submitted to arbitration in Milan, Italy in accordance with the Regulations of the Chamber of Commerce of Milan, by a panel of three (3) arbitrators chosen in accordance with such Regulations. The arbitration proceedings shall be conducted in the English language. The award of arbitrators shall be final and judgment on the award may be entered in any court of competent jurisdiction.

          10.11.  Counterparts.  This Agreement may be
executed in two or more counterparts, each of which will take effect as an original, and all of which shall evidence one and the same Agreement.

          10.12. Headings. The headings of the sections and subsections of this Agreement are for convenience only and shall not be given any weight in determining the rights and obligations of the parties hereunder.

     The parties hereto have executed this Agreement as of the date first written above.


                         IMMUCOR ITALIA, S. r. l.

                         By: /s/ Edward L. Gallup
                              Edward L. Gallup
                              Managing Director


                         /s/ Dr. Gioacchino De Chirico
                         Dr. Gioacchino De Chirico